Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 21st day of August, 2009, by and among WELLMAN PRODUCTS GROUP, INC., an Ohio corporation which maintains a place of business at 6180 Cochran Road, Solon, Ohio 44139 (hereinafter referred to as “Wellman”), HAWK CORPORATION, a Delaware corporation which maintains a place of business at 200 Public Square, Suite 1500, Cleveland Ohio 44114 (hereinafter referred to as “Hawk”), and B. CHRISTOPHER DISANTIS, an individual who resides at 8059 Long Forest Drive, Brecksville, Ohio 44141 (hereinafter referred to as “Employee”).

R E C I T A L S :

A. Wellman and Employee are parties to an Employment Agreement dated as of August 14, 2006 (the “Original Agreement”).

B. Wellman, Hawk and Employee are parties to a certain Amendment to Agreements dated as of November 10, 2006 (the “OA Amendment No. 1”) which, among other things, amended the Original Agreement.

C. Wellman and Employee amended the Original Agreement and the OA Amendment No. 1 in a Second Amendment to Employment Agreement dated December 30, 2008 (the “OA Amendment No. 2” and together with the Original Agreement and the OA Amendment No. 1, the “Amended Original Agreement”).

D. Hawk and Employee are also parties to a Change in Control Agreement dated August 14, 2006, as amended by First Amendment to Change in Control dated December 30, 2008 (hereinafter, the “Control Agreement”).

E. The parties now desire to modify and restate the Amended Original Agreement in the manner set forth in this Agreement.

ACCORDINGLY, in consideration of the promises hereinafter set forth in this Agreement, the parties agree as follows:

1. Effective Date. This Agreement shall be effective on the first date after the execution by the parties of this Agreement (the “Effective Date”).

2. Position, Duties and Responsibilities. Hawk hereby employs Employee, and Employee agrees to be employed by Hawk, as its President and Chief Operating Officer, or to such other senior management position as the parties may define by mutual agreement. In addition, Hawk hereby employs Employee, and Employee agrees to be employed, in senior management positions at those direct and indirect subsidiaries and affiliates of Hawk as Hawk may designate from time to time. Hawk and the direct and indirect subsidiaries and affiliates of Hawk for which Employee is designated to provide services (including but not limited to Wellman) are referred to collectively hereinafter as the “Employer.” During the “Employment Period” (as hereinafter defined), the Chairman of the Board of Directors of Hawk (the “Chairman”) shall be entitled to establish the business hours, conditions of employment, reporting relationships, job assignments, duties and responsibilities of Employee hereunder, and to modify the foregoing from time to time. Employee shall report to the Chairman, and only to the Chairman. Employee shall devote all of his business efforts to the business of Employer; provided, however, that Employee may serve on such boards and engage in such civic activities as may be approved by the Chairman, and so long as such service and activities do not interfere with Employee’s performance of his duties and responsibilities to Employer.

3. Employment Period. The term of this Agreement shall be five (5) years, commencing on the Effective Date (hereinafter referred to as the “Employment Period”). Thereafter, the Employment Period may be extended for additional one (1) year periods, in each case upon the written agreement of the parties.

4. Compensation.

(a) For services rendered pursuant to this Agreement, and for the covenants and agreements of Employee set forth herein, Employee shall receive the following: (i) a base salary at the rate of $32,083.33 per month (annual rate: $385,000) payable in accordance with the normal payroll procedures of Employer, which amount is subject to annual review and possible increase at the discretion of Chairman, with the advice and consent of the Compensation Committee of the Board of Directors of Hawk (the “Compensation Committee”); (ii) an opportunity to earn incentive compensation on annual basis, in such amount and manner as may be determined by the Chairman, with input from Employee and with the advice and consent of the Compensation Committee, with respect to a particular year, in a target amount which shall be consistent with past practice; provided, however, that Employee must be actively employed by Employer at the end of a year in order to earn incentive compensation with respect to that year; notwithstanding the foregoing, in the year of termination of Employee’s employment, if the termination is due to death, disability or under circumstances which entitle Employee to receive severance pay pursuant to the Control Agreement or Paragraph 6(b) below, Employee shall earn pro rata incentive compensation computed as follows: the amount of annual incentive compensation earned by Employee (if any) during the calendar year immediately prior to the year of termination, multiplied by a fraction the numerator of which is the number of days worked by Employee during the calendar year in which the termination occurs and the denominator of which is 365; (iii) five (5) weeks of vacation per year; provided, however, that unused vacation may not be carried over to a subsequent year; (iv) the right to participate in the standard benefits which Employer provides to all of its employees, and in such additional benefits, if any, as Employer provides to its senior management; (v) the right to participate in the 1997 Stock Option Plan, the Amended and Restated 2000 Long Term Incentive Plan and the Deferred Compensation Plan effective June 1, 2007 (collectively, the “Plans”) in accordance with and subject to all of the terms and conditions contained in the Plans, subject to the execution of such documents as may be required by the Committee appointed pursuant to the Plans; (vi) an automobile allowance at the rate of $600 per month (annual rate: $7,200), (vii) a special insurance benefit package consisting of split dollar life insurance in the face amount of $2,000,000 (conditioned upon the execution of a mutually satisfactory agreement with respect thereto), term life insurance in the face amount of $3,000,000, and supplemental disability insurance (in addition to the other disability insurance provided to all employees of Employer providing an additional benefit of $10,000 per month), and (viii) such other benefits and/or perquisites as may be provided at the discretion of the Chairman from time to time.

(b) To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other interpretive guidance issued thereunder, each as in effect from time to time (collectively, “Section 409A”), no payment under Paragraph 4(a)(i) or 4(a)(ii) above shall be made later than March 15 of the calendar year following the calendar year in which the amount was earned and accrued.

5. Termination. Employer may terminate Employee’s employment under this Agreement at any time for “Cause” (as defined in Section 1.1(k) of the Control Agreement, which definition is incorporated herein as though fully rewritten). Upon a termination for “Cause”, Employer shall not be obligated to make any further payments to Employee under this Agreement or otherwise (including, without limitation, any accrued and unpaid bonuses and severance benefits), except for amounts of any earned and unpaid base salary.

6. Severance.

(a) The parties acknowledge and agree that (i) certain severance benefits may be provided to Employee pursuant to provisions of the Control Agreement, and (ii) Employee shall not be entitled to any of the “Severance Benefits” described in this Paragraph 6 if he is entitled to any severance benefits pursuant to the terms of the Control Agreement.

(b) Subject to the terms of subparagraph (a) above, in the event of the termination of Employee’s employment by Employer for a reason other than for “Cause”, Employer (i) will continue to pay to Employee the “Annual Salary” for a period of twenty four (24) months following the date of termination; (ii) will continue to provide to Employee and his family “Basic Medical Coverage” and “Executive Medical Benefits” (as hereinafter defined) for a period of twenty four (24) months following the date of termination, (iii) will cause each “Stock Award” of Employee that is outstanding immediately before the date of termination and not yet exercised or forfeited (as the case may be) to automatically accelerate and become fully vested, exercisable or nonforfeitable upon the date of the termination, as though all requisite time had passed, or all requisite performance goals had been attained or satisfied, to fully vest the Stock Award or cause it to become fully vested, exercisable or nonforfeitable, and (iv) will cause any “Discretionary Contribution” which had been credited to Employee’s account under the Hawk Corporation Deferred Compensation Plan dated June 1, 2007 but which had not yet vested as of the date of the termination to automatically become fully vested and nonforfeitable on the date of termination, as though all requisite time had passed to fully vest such Discretionary Contribution. In addition, Employee shall be entitled to receive payment for any earned vacation which he had not used as of the date of termination (the “Vacation Severance Amount”). For purposes of this Agreement, the definition of “Annual Salary” shall be identical to the definition of “Annual Salary” set forth in Section 1.1(e) of the Control Agreement, the definition of “Cause” shall be identical to the definition of “Cause” set forth in Section 1.1(k) of the Control Agreement, the definition of “Stock Award” shall be identical to the definition of “Stock Award” set forth in Section 1.1(cc) of the Control Agreement, and the definition of “Discretionary Contribution” shall be identical to the definition of “Discretionary Contribution” set forth in Section 2.1(q) of the Hawk Corporation Deferred Compensation Plan dated June 1, 2007, and each of those definitions is incorporated herein to the same extent as if it had been fully rewritten in this Agreement. For purposes hereof, “Basic Medical Coverage” shall mean the same group medical insurance coverage as is provided to all salaried employees, and “Executive Medical Benefits” shall mean the additional medical benefits that are provided (if any) from time to time to high level executives only, in each case on the same basis as such benefits had been provided immediately prior to the termination and subject to the provisions of the applicable plans.

(c) The continuation of Annual Salary, Basic Medical Coverage and Executive Medical Benefits, the vesting of certain Stock Awards and Discretionary Contributions, and the payment of the Vacation Severance Amount as described in subparagraph (b) above (collectively, the “Severance Benefits”) are intended by the parties to be in settlement of any and all claims of Employee arising out of or related to Employee’s employment with Employer, including, without limitation, the termination of such employment, any express or implied employment agreement, this Agreement, or the breach thereof (collectively, “Employment Claims”). In consideration of Hawk providing the Severance Benefits, upon his acceptance of any of the Severance Benefits, and without further action by Employee, Employee will be deemed to have released and waived any and all Employment Claims against Employer, and will be deemed to have covenanted not to sue Employer in connection with any Employment Claim, and Employee hereby so releases, waives and covenants. Employee shall execute a General Waiver and Release of Claims substantially in the form of Exhibit A hereto (the “Release”), and Employer’s obligation to provide the Severance Benefits shall be conditioned upon the execution and delivery by Employee of the Release.

(d) In further consideration for such release and waiver and covenant not to sue, it is agreed that Employee shall not be required to mitigate damages, by seeking other employment or otherwise, and Employer shall not be entitled to set off against amounts payable to Employee pursuant to this subparagraph any amounts earned by Employee from other employment during the balance of the Employment Period.

(e) Employer’s obligation to provide the Severance Benefits shall also be subject to, and conditioned upon, Employee’s waiver of any other cash severance payment or other benefits provided Employer or its affiliates pursuant to any other severance agreement with Employee substantially in the form of Exhibit B hereto (the “Severance Waiver”). No amount shall be payable under this Agreement to, or on behalf of, Employee unless and until the Employee has executed and delivered the Severance Waiver.

(f) To ensure compliance with Section 409A, Employer shall pay:

(i) the amount payable under Paragraph 6(b)(i) in accordance with the normal payroll procedures of Employer in effect as of the Effective Date;

(ii) the Vacation Severance Amount in a lump sum payment by no later than March 15 of the calendar year following the year of the termination of Employee’s employment with Employer under Paragraph 6(b) above; and

(iii) to the extent that any continued payments or reimbursements of Basic Medical Coverage and Executive Medical Benefits under Paragraph 6(b)(ii) above are deemed to constitute taxable compensation to Employee, any such payment due to Employee shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

7. Death of Employee.

(a) If Employee should die during the Employment Period, Employer (i) shall pay Annual Salary to Employee’s wife (or if at the time of Employee’s decease Employee has no wife, then to his beneficiaries) for a period of one year, at the rate of Annual Salary earned by Employee immediately prior to his death, (ii) shall continue to provide the Basic Medical Coverage and Executive Medical Benefits (as defined in paragraph 6(b) above) to Employee’s family for a period of one year, and (iii) shall cause the Stock Awards to vest, in the same manner as is provided in paragraph 6(b)(iii) above. Employer shall have no further duties or obligations to Employee pursuant to this Agreement.

(b) To ensure compliance with Section 409A, Employer shall pay (i) all amounts payable under Paragraph 7(a)(i) in accordance with the normal payroll procedures of Employer in effect as of the Effective Date beginning with the first pay period (determined in accordance with Employer’s normal payroll procedures) following the date of Employee’s death and (ii) to the extent that any continued payments or reimbursements of Basic Medical Coverage and Executive Medical Benefits under Paragraph 7(a)(ii) above are deemed to constitute taxable compensation, any such payment due to Employee’s family shall be paid on or before the last day of the calendar year following the taxable year in which the related expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the right of Employee’s family to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

8. Disability of Employee.

(a) In the event that Employee shall become mentally or physically disabled (as hereinafter defined) during the Employment Period, Employer shall pay Annual Salary to Employee, at the rate of Annual Salary earned by Employee immediately prior to his disability, for a period of one year after the onset of such disability. If, at the end of such period, Employee shall continue to be so disabled Employer may elect to terminate this Agreement, and Employer shall have no further duties or obligations pursuant to this Agreement except for the following: Employer (i) shall pay Annual Salary to Employee for a period of one year, at the rate of Annual Salary earned by Employee immediately prior to his disability, (ii) shall continue to provide the Basic Medical Coverage and Executive Medical Benefits (as defined in paragraph 6(b) above) to Employee and his family for a period of one year, and (iii) shall cause the Stock Awards to vest, in the same manner as is provided in paragraph 6(b)(iii) above. To ensure compliance with Section 409A, Employer shall pay all amounts payable under this Paragraph 8(a) in accordance with the normal payroll procedures of Employer in effect as of the Effective Date beginning with the first pay period (determined in accordance with Employer’s normal payroll procedures) following the date on which the disability is deemed to have occurred (as determined under Paragraph 8(c) below).

(b) For purposes of this paragraph 8, Employee shall become “mentally or physically disabled” if he is unable to perform the essential functions of his position, with or without reasonable accommodation. In the event that Employee believes that he would be able to perform the essential functions of his position with a reasonable accommodation, the parties shall engage in an interactive process concerning such possible accommodation, in accordance with applicable law. If Employee submits information from one or more physicians in support of that position, Employee hereby agrees to submit to examinations from one or more physicians selected by Employer, so long as the physicians selected by Employer are paid by Employer.

(c) The date on which the disability will be deemed to have occurred shall be the day after Employee last performed the services for Employer which are required of him pursuant to this Agreement, which performance of services was discontinued because of the mental or physical disability described herein.

9. Restrictive Covenants. The provisions of the restrictive covenants contained in Exhibit B to the Control Agreement (hereinafter, the “Restrictive Covenants”) are incorporated herein to the same extent as if they had been fully rewritten in this Agreement; except that, for purposes of this Agreement only, certain of the Restrictive Covenants shall be modified to provide as follows:

(a) The definition of the “Restricted Period” which is set forth in the first sentence of Section 3 of the Restrictive Covenants is hereby modified by changing the phrase “one (1) year following the termination of such employment” to read “two (2) years following the termination of such employment”.

(b) The initial phrase of Section 6 of the Restrictive Covenants is hereby modified by changing the phrase “During and for a period of two (2) years after the expiration of the Restricted Period” to read “During the Restricted Period”.

The Restrictive Covenants, as modified in this paragraph, shall survive the termination of this Agreement, however caused.

10. Disclosure. Employer may notify anyone employing Employee or evidencing an intention to employ Employee as to the existence and provisions of this Agreement.

11. Incorporation by Reference from Control Agreement. Whenever the text of this Agreement contains language to indicate, in essence, that a portion of the Control Agreement is incorporated herein to the same extent as if it had been fully rewritten in this Agreement (or words of similar meaning), and the text so incorporated herein includes the term “Executive” or the “Corporation”, such terms shall have the following meanings in this Agreement: (i) “Executive” shall mean the Employee, and (ii) the Corporation shall mean Hawk, Wellman, each of their subsidiary companies, each of the constituent entities of any of the foregoing, individually and collectively, and any successor of any of the foregoing (as described in Article V of the Control Agreement).

12. Governing Law and Jurisdiction. The parties intend that the validity, performance and enforcement of this Agreement shall be governed by the laws of the State of Ohio. In the event of any claim arising out of or related to this Agreement, or the breach thereof, the parties intend to and hereby confer jurisdiction to enforce the terms of this Agreement upon the courts of any jurisdiction within the State of Ohio, and hereby waive any objections to venue in said courts.

13. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

14. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

15. Notices. All notices, requests, demands or other communications hereunder shall be sent by registered or certified mail to the parties at the addresses set forth on the first page of this Agreement, or to such other address as a party may designate by notice given pursuant to this paragraph.

16. Effect of Captions. The captions in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.

17. Remedies Cumulative; No Waiver. All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available. No waiver or failure (intentional or unintentional) to act with respect to any breach or default hereunder shall be deemed to be a waiver with respect to any subsequent breach or default, whether of a similar or different nature.

18. Governing Law; Jurisdiction: Limitations on Filing Actions. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Ohio. The parties intend to and hereby do confer jurisdiction upon the courts of any jurisdiction within the State of Ohio to determine any dispute arising out of or related to this Agreement, including the enforcement and the breach hereof. The parties agree that any claim arising out of or related to this Agreement, or the breach hereof, must be filed within six (6) months after the date of the alleged breach, and in any event within six months after the date of termination of Employee’s employment, that any claim which is not filed within such six month period is waived, and that any statute of limitations to the contrary is hereby waived.

19. Acknowledgment. Employee acknowledges that: (i) he has carefully read all of the terms of this Agreement, and that such terms have been fully explained to him; (ii) he understands the consequences of each and every term of this Agreement; (iii) he had other employment opportunities at the time he entered into this Agreement; (iv) he specifically understands that by signing this Agreement he is giving up certain rights he may have otherwise had, and that he is agreeing to limit his freedom to engage in certain employment during and after the termination of this Agreement, and (v) the limitations to his right to compete contained in this Agreement represent reasonable limitations as to scope, duration and geographical area, and that such limitations are reasonably related to protection which Employer reasonably requires.

20. Section 409A.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.

(b) If Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), as determined by Employer in accordance with Section 409A, as of the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), to the extent that any payments or benefits under this Agreement are subject to Section 409A and the delayed payment or distribution of all or any portion of such amounts to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Paragraph 20(b) shall be paid or distributed (without interest) to Employee in a lump sum on the earlier of (i) the date that is six (6) months following termination of Employee’s employment, (ii) a date that is no later than thirty (30) days after the date of Employee’s death or (iii) the earliest date as is permitted under Section 409A. For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Notwithstanding anything to the contrary in this Agreement, Employer shall be under no obligation to provide the Severance Benefits described in Paragraph 6(b) of this Agreement unless Employee shall have executed the Release and the Severance Waiver (and the applicable revocation period shall have expired) within fifty-five (55) days following the date of Employee’s termination of employment. The payment of the amounts payable under Paragraph 6(b)(i) shall begin no later than sixty (60) days following the date of termination of employment or death, as applicable.

(d) For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive the installment payments described in Paragraphs 6(b)(i) and 8(a) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(e) Notwithstanding anything herein to the contrary, to the extent any of the amounts payable under Paragraphs 6(b) and 8(a) are treated as non-qualified deferred compensation subject to Section 409A, then no portion of such amounts shall be payable to Employee unless Employee’s termination of employment constitutes a “separation from service,” as defined in Treasury Regulation Section 409A-1(h) (and any successor provision thereto).

(f) To the maximum extent permitted by applicable law, the amounts payable to Employee under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

21. Entire Agreement. This Agreement embodies the entire agreement and understanding between Employer and Employee and supersedes all prior agreements and understandings relating to the subject matter hereof.

[The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first hereinabove mentioned.

WELLMAN PRODUCTS GROUP, INC.

(“Wellman”)

By:/s/ Ronald E. Weinberg

Its:	Chairman of the Board

HAWK CORPORATION

(“Hawk”)

By: /s/Ronald E. Weinberg

Its: Chairman of the Board

/s/ B. Christopher DiSantis

B. Christopher DiSantis (“Employee”)

EXHIBIT A

FORM OF THE RELEASE

GENERAL WAIVER AND RELEASE OF CLAIMS

THIS GENERAL WAIVER AND RELEASE OF CLAIMS (“Release”) is made by and between HAWK CORPORATION, a Delaware corporation which maintains a place of business at 200 Public Square, Suite 1500, Cleveland Ohio 44114 (“Hawk” and, together with its direct and indirect subsidiaries and affiliates, the “Employer”), and B. CHRISTOPHER DISANTIS, an individual who resides at 8059 Long Forest Drive, Brecksville, Ohio 44141 (“Employee”).

R E C I T A L S :

A. Employee has been employed by Hawk and the direct and indirect subsidiaries and affiliates of Hawk (collectively, the “Employer”). In connection therewith, Employee and Employer have previously entered into an Amended and Restated Employment Agreement (the “Employment Agreement”).

B. This Release is being entered into pursuant to Paragraph 6(c) of the Employment Agreement and in connection with the termination of Employee’s employment by Employer, and in consideration for the payment by Employer of certain severance benefits as more fully described in the Employment Agreement.

ACCORDINGLY, in consideration of the foregoing premises and the agreements hereinafter set forth, the parties agree as follows:

1. Confirmation of Termination. Employee hereby confirms the termination of his employment with Employer effective as of       ,        (the “Termination Date”).

2. Release of Claims by Employee.

(a) For good and valuable consideration, including but not limited to the agreement to provide certain benefits pursuant to the Employment Agreement, the receipt and sufficiency of which is hereby acknowledged, Employee does hereby fully, finally and forever release and discharge Employer, its predecessors, successors, subsidiaries, divisions, affiliates, representatives, officers, directors, members, managers, shareholders, agents, employees, attorneys and assigns, of and from all claims, demands, actions, causes of action, suits, damages, losses and expenses of any and every nature whatsoever, whether known or not known, from the beginning of time to the date of this Release, concerning the employment of Employee by Employer, or the termination of such employment, and including any and all acts that have been or could have been alleged to have violated Employee’s rights under federal, state or local law, and including but not limited to the following: (i) any claims based on the legal theories of wrongful or unjust termination, breach of contract (express or implied, including the Employment Agreement), promissory estoppel, negligent or intentional (tortious) conduct, negligent or intentional infliction of emotional distress, defamation, breach of any implied covenant of good faith and fair dealing, and any and all forms of employment discrimination, and including claims for attorneys’ fees, expenses and costs related to any of the foregoing; (ii) any claims arising out of or related to the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act of 1990 (“OWBPA”); the Americans with Disabilities Act of 1990; Chapter 4112 of the Ohio Revised Code; all federal and state Family and Medical Leave Acts; the Employee Retirement Income Security Act (“ERISA”), the Civil Rights Attorney’s Fees Awards Act of 1976, in each case as amended from time to time; or under any other federal, state or local statute prohibiting discrimination in employment, or to request that a lawsuit be instituted pursuant to 29 U.S.C. §206(d); or (iii) claims arising out of any provision of any other law concerning Employee’s employment or the termination thereof, common or statutory, including but not limited to any law of the United States of America, the State of Ohio or any other state or government entity. Notwithstanding the foregoing, excluded from this Release are any claims or causes of action by or on behalf of Employee for: (A) any payment or benefit that may be due or payable under any Plan (as defined in the Employment Agreement) prior to the receipt thereof; (B)  a breach by Employer of this Release or the provisions of any written employment agreement between Employer and Employee that expressly survive the Termination Date, which breach occurs after the Termination Date; or (C) any failure by Employer to provide Employee with any indemnification, advancement of expenses (including but not limited to attorneys fees) or insurance proceeds to which Employee is entitled under Employer’s charter documents or directors and officers insurance policy.

(b) Employee agrees not to institute a lawsuit with respect to any matters released or any rights waived in this Agreement. It is understood and agreed that nothing contained in this Agreement is intended to affect Employee’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), subject to the restriction that if any such charge is filed Employee agrees not to seek or in any way obtain or accept any monetary award, recovery, settlement or relief therefrom. Nothing in this Agreement shall prevent Employee from filing a legal action to challenge the validity of this Agreement (including a challenge as to whether Employee’s agreement to the terms of this Agreement was knowing and voluntary for purposes of the ADEA), or to pursue any claims that by law Employee cannot waive. Employee further agrees that should any class or collective action lawsuit in which he may be a participant be brought against Employer, he will opt-out of (or refrain from opting in to) the class or collective action.

3. OWBPA Provisions.

(a) IN ACCORDANCE WITH OWBPA, EMPLOYEE IS HEREBY ADVISED AS FOLLOWS:

(i) EMPLOYEE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT CONTAINING A RELEASE;

(ii) EMPLOYEE HAS UP TO TWENTY-ONE (21) DAYS FROM THE DATE ON WHICH HE RECEIVES THIS DOCUMENT TO CONSIDER WHETHER OR NOT HE WILL SIGN IT; AND

(iii) EMPLOYEE HAS SEVEN (7) DAYS AFTER SIGNING THIS DOCUMENT (THE “REVOCATION PERIOD”) TO REVOKE HIS SIGNATURE, AND THE RELEASE WILL NOT BECOME EFFECTIVE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

(b) IF EMPLOYEE CHOOSES TO REVOKE THIS RELEASE, HIS REVOCATION MUST BE IN A SIGNED WRITING AND MUST BE RECEIVED BY THE CHAIRMAN OF HAWK PRIOR TO THE EXPIRATION OF THE REVOCATION PERIOD.

(c) EMPLOYEE ACKNOWLEDGES THAT CERTAIN OF THE SEVERANCE PAYMENTS AND BENEFITS DESCRIBED IN THE EMPLOYMENT AGREEMENT ARE CONTINGENT UPON HIS SIGNING THIS RELEASE AND ARE PAYABLE ONLY IF THE REVOCATION PERIOD HAS EXPIRED WITHOUT REVOCATION OF THIS RELEASE.

4. Release of Claims by Employer. For good and valuable consideration , and except for obligations of Employee created by this Release, the Employment Agreement (including but not limited to the Restrictive Covenants) and the provisions of any written employment agreement between Employee and Employer that expressly survive the Termination Date, Employer does hereby fully, finally and forever release and discharge Employee and his heirs, estate, beneficiaries, agents, employees, attorneys, successors and assigns, of and from all claims, demands, actions, causes of action, suits, damages, losses and expenses of any and every nature whatsoever, whether known or not known, from the beginning of time to the date of this Release, including but not limited to all claims arising from Employee’s position as an officer, director, manager or employee of Employer and the termination of that relationship.

5. No Admission of Liability or Wrongdoing. Neither party admits any liability or wrongdoing by entering this Agreement, and any such liability or wrongdoing is hereby expressly denied.

6. Cooperation. Employee agrees to fully cooperate, in good faith and to the best of his ability, with reasonable requests of Employer in connection with all pending, threatened or future claims, actions, litigations, arbitrations or inquiries by any state, federal, foreign or private person or entity, directly or indirectly arising from or relating to any transaction, event or activity he was involved in, participated in, or had knowledge of, in the course of his employment. Such cooperation will be at mutually-agreeable times and Employer agrees to reimburse Employee for the time (to the extent that such cooperation exceeds one hour in any given day) and expenses incurred in providing such cooperation including, in accordance with Employer’s practice, customary per-diem amounts incurred in providing testimony. This Section 6 shall not apply if the claim, action, litigation or arbitration relates to a dispute or controversy between Employer and Employee.

7. Severability. If any provision of this Release is declared or determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Release, the validity of the remaining parts, terms or provisions shall not be affected thereby. Furthermore, the parties hereto agree that it is their intention that any unenforceable provision shall be reformed to make it enforceable in accordance with the interest of the parties hereto.

8. Amendment and Waiver. No provision of this Release may be modified, waived or discharged except in writing specifically referring to such provision and signed by the party against whom enforcement of such modification, waiver or discharge is sought. No waiver by either party of the breach of any condition or provision of this Release shall be deemed a waiver of any other condition or provision at the same or any other time.

9. Governing Law, Venue and Submission to Jurisdiction. This Release and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within that State. The parties intend to and hereby do confer exclusive jurisdiction upon the courts of any jurisdiction located within Cuyahoga County, Ohio to determine any dispute arising out of or related to this Release, including the enforcement and the breach hereof.

10. Binding on Successors, Etc. This Release shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Nothing in this Release is intended, and it shall not be construed, to give any person or entity other than the parties hereto (other than the direct and indirect subsidiaries of Hawk and their affiliates) any right, remedy or claim under or in respect of this Release or any provisions hereof.

11. Notices. All notices, demands and other communications required or permitted to be given hereunder shall be subject to Paragraph 15 of the Employment Agreement.

12. Section Headings. Section headings are for convenient reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Release.

13. Entire Agreement. This Release, along with Section 6(c) of the Employment Agreement, embodies the entire agreement and understanding between Hawk and Employee with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof.

14. Counterparts. This Release may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[The next page is the signature page.]

IN WITNESS WHEREOF, Employee has executed this Release, and Hawk has caused this Release to be duly executed on its behalf, this        day of        , 20      , to be effective as of the Termination Date.

HAWK CORPORATION

By:

Its:

EMPLOYEE

B. Christopher DiSantis

EXHIBIT B

THE SEVERANCE WAIVER

WAIVER OF SEVERANCE BENEFITS

THIS WAIVER OF SEVERANCE BENEFITS (“Waiver”) is made by and between HAWK CORPORATION, a Delaware corporation which maintains a place of business at 200 Public Square, Suite 1500, Cleveland Ohio 44114 (“Hawk” and, together with its direct and indirect subsidiaries and affiliates, the “Employer”), and B. CHRISTOPHER DISANTIS, an individual who resides at 8059 Long Forest Drive, Brecksville, Ohio 44141 (“Employee”).

R E C I T A L S :

A. Employee has been employed by Hawk and the direct and indirect subsidiaries and affiliates of Hawk (collectively, the “Employer”). In connection therewith, Employee and Employer have previously entered into an Amended and Restated Employment Agreement (the “Employment Agreement”).

B. Paragraph 6 of the Employment Agreement provides, among other things, that Employee is entitled to certain “Severance Benefits” (as defined therein) under certain circumstances and conditions.

C. Paragraph 6 of the Employment Agreement also provides that the payment of Severance Benefits is subject to and conditioned upon the execution and delivery by Employee of a waiver of cash severance and other benefits other than the Severance Benefits.

ACCORDINGLY, in consideration of the foregoing premises and the agreements hereinafter set forth, the parties agree as follows:

1. Confirmation of Termination. Employee hereby confirms the termination of his employment with Employer effective as of       ,        (the “Termination Date”).

2. Acknowledgement of Right to the Severance Benefits. Hawk and Employee hereby acknowledge that Employee is entitled to the Severance Benefits.

3. Waiver of Severance Other than the Severance Benefits. Except for the Severance Benefits, Employee hereby releases and waives any and all claims he might have, pursuant to any agreement, written or oral, express or implied, to any compensation or benefits of any nature and description from Hawk, its direct and indirect subsidiaries (including Wellman Products Group) and the affiliates of any of the foregoing (all of the foregoing being referred to collectively hereinafter as “the Companies”), arising out of or related to the termination of the employment relationship between Employee and any of the Companies.

4. Binding on Heirs, Etc. This Waiver is made by Employee on behalf of himself, his heirs, executors, representatives, successors and assigns, and is intended to be binding upon Employee and his heirs, executors, legal representatives, successors and assigns.

IN WITNESS WHEREOF, Employee has executed this Waiver, and Hawk has caused this Waiver to be duly executed on its behalf, this        day of        , 20      , to be effective as of the Termination Date.

HAWK CORPORATION

By:

Its:

EMPLOYEE

B. Christopher DiSantis